UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
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                                          :
In re:                               :   (Chapter 11)
                                          :
NEW YORK TRAP ROCK CORPORATION,      :   Case Nos. 92 B 21276 to
LONE STAR INDUSTRIES, INC., et al.   :   90 B 21286, 90 B 21334 and
                                          :   90 B 21335 (HS)
                          Debtors.        :
                                          :   (Jointly
Administered)
                                          :
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       ORDER CONFIRMING DEBTORS' MODIFIED AMENDED CONSOLIDATED
   PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE
                Lone Star Industries, Inc. ("Lone Star"), debtor and debtor-in-possession on its own behalf and on behalf of the above-captioned, debtors and debtors-in-possession in these jointly administered Chapter 11 cases (together with Lone Star, collectively, the "Debtors") having proposed and filed their Modified Amended Consolidated Plan of Reorganization, dated November 4, 1993 (as modified pursuant to the Modification (as defined below) the "Plan"), under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. sections 101 et seq. (the "Bankruptcy Code"); and the Debtors' Disclosure Statement Regarding Debtors' Modified Amended Consolidated Plan of Reorganization, dated November 4, 1993 (the "Disclosure Statement") having been approved as containing "adequate information" within the meaning of Section 1125 of the Bankruptcy Code pursuant to this Court's order dated November 5, 1993 (as amended by orders dated November 16, 23 and December 7, 1993, the "Disclosure Statement Approval Order"); and the Disclosure Statement Approval Order having, inter alia: (i) authorized the Debtors to solicit acceptances or rejections of the Plan; (ii) approved the forms of ballots and related documents and notices to be transmitted with the Disclosure Statement; and (iii) fixed November 11, 1993 as the record date for solicitation, pursuant to Rule 3018 of the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules"); and (a) copies of the Disclosure State-ment, together with all exhibits and attachments thereto (including the Plan), (b) the Disclosure Statement Approval Order, (c) appropriate ballot(s) (for those holders of Claims or Stock Interests whose respective Allowed Claims or Interests were designated under the Plan as impaired and, thus, who were entitled to vote on the Plan), and (d) a notice (the "Notice") of, inter alia, the Debtors' solicitation of acceptances or rejections of the Plan, and the deadline for returning ballots with respect to the Plan, having been transmitted to (i) every entity listed on the Debtors' schedules of liabilities as a creditor, or who filed proofs of claim in the Debtors' Chapter 11 cases (which had not been disallowed as of November 23, 1993 by an order of this Court),
(ii) all entities which, to the Debtors' knowledge, were parties to pre-petition executory contracts and unexpired leases with the Debtors, (iii) every holder of record of a publicly traded equity security of the Debtors determined as of the close of business on November 11, 1993, (iv) every entity that, to the Debtors' knowledge, were plaintiffs in litigation commenced against the Debtors, (v) each of the Debtors' retirees, (vi) counsel to, and members of, the official committees appointed herein, (vii) counsel to the Unions (as defined in the Disclosure Statement Approval Order), (viii) the United States Trustee for the Southern District of New York, (ix) the Securities and Exchange Commission, (x) the United States Attorney for the Southern District of New York, (xi) the District Director, Internal Revenue Service, and (xii) those parties who have filed notices of appearance in the Debtors' Chapter 11 cases pursuant to Bankruptcy Rule 2002; and a copy of the Notice having been published once in each of The New York Times (national edition) and The Wall Street Journal (national edition) on December 14, 1993; and the Disclosure Statement Approval Order having fixed, inter alia, December 31, 1993 at 5:00 p.m. (New York
Time) as the time and date by which all ballots were to have been received by the Debtors' ballot agent in order to be counted as acceptances or rejections of the Plan; and an alternative plan of reorganization (the "Alternative Plan") having been filed by the Official Committee of Equity Security Holders (the "Equity Committee"); and upon this Court's order dated January 14, 1994 (the "Supplemental Order"), inter alia, (a) approving the disclosure statement regarding the Alternative Plan, (b) fixing the time and date when (i) the Debtors' memorandum of law in support of confirmation of the Plan, and (ii) all objections to confirmation of the Plan, were to have been filed and received and (c) fixing February 9, 1994 at 9:45 a.m. as the time and date for the hearing pursuant to Sections 1128 and 1129 of the Bankruptcy Code (the "Confirmation Hearing") to consider confirmation of the Plan and any duly and timely filed objections thereto; and the Confirmation Hearing having been adjourned to February 16, 1994; and sufficient number of copies of the Disclosure Statement and Ballots (if applicable) having been provided to bank and broker nominees holding equity securities of the Debtors in broker (street) name for beneficial ownership of third parties; and due notice of the Confirmation Hearing, and the date by which objections to confirmation of the Plan were to be filed having been given; and objections to confirmation of the Plan having been filed by (i) the Equity Committee, (ii) Lacos Land Company, (iii) Maurice Cohn on behalf of himself and all other claimants within his class and Andrew Garbarino and Madeline Garbarino on behalf of themselves and all others within their class (collectively, the "Class Action Claimants"), (iv) Stresscon and Adelaide Brighton Cement (Hawaii), Inc. and (v) Don Keith; and the Confirmation Hearing having been held before the Court on February 16 and 17, 1994; and the appear-ance of all interested parties having been noted on the record; and a Modification of Debtors' Plan dated February 17, 1994 (the "Modification") having been filed; and due notice of the Modification having been given; and the Court having considered all objections to confirmation of the Plan; and all objections to confirmation of the Plan having either been withdrawn or resolved through the Modification and the provisions of this Order; and upon all the documents and the evidence of record adduced at the Confirmation Hearing; and upon the Court's finding, inter alia, that the Plan has been accepted by all impaired Classes of Claims and Stock Interests actually voting on the Plan; and upon the Debtors' Memorandum of Law In Support of the Plan; and upon certification of Claudia King & Associates, Inc., sworn to on February 7, 1994, as ballot agent, pursuant to Local Bankruptcy Rule 54, in respect of acceptances and rejections of the Plan (the "Claudia King Certification"), and the affidavits of services and publication respecting compliance with the Disclosure Statement Approval Order, each submitted in connection with confirmation of the Plan; and upon all the pleadings and proceedings heretofore had in these Chapter 11 cases; and upon the record of the hearings held before this Court on February 16 and 17, 1994; and after due deliberation; and sufficient cause appearing therefor; and
  IT HAVING BEEN FOUND AND DETERMINED by this Court that:

                A. This Court has jurisdiction over the Debtors' reorganization cases pursuant to 28 U.S.C. section 1334. Confirmation of the Plan is a "core proceeding" pursuant to 28 U.S.C. section 157(b)(2) and this Court has jurisdiction to enter a final order with respect thereto.
                B.   The classification of Claims and Stock
Interests in Article II of the Plan is reasonable and necessary to implement the Plan, and therefore the Plan satisfies the requirements of Section 1122(a) of the Bankruptcy Code.
                C.   The Plan adequately classifies all Claims and
Stock Interests and therefore the Plan satisfies the requirements of Section 1123(a)(1) of the Bankruptcy Code.
                D.   Article IV of the Plan specifies the classes
of Claims and Interests which are unimpaired, and therefore the
Plan satisfies the requirements of Section 1123(a)(2) of the
Bankruptcy Code as permitted by Section 1123(b)(1) of the
Bankruptcy Code.
                E.   Article V of the Plan specifies the treatment
of each impaired class, and therefore the Plan satisfies the requirements of Section 1123(a)(3) of the Bankruptcy Code.
                F.   The Plan provides the same treatment for each
Claim or Stock Interest in a particular class and therefore the
Plan satisfies the requirements of Section 1123(a)(4) of the
Bankruptcy Code.
                G.   Article VI of the Plan provides adequate means
for implementing the Plan, and therefore the Plan satisfies the requirements of Section 1123(a)(5) of the Bankruptcy Code.
                H.   The Plan provides for the inclusion of a
provision in the New Lone Star Charter and in the NewCo Charter
that prohibits the issuance of nonvoting equity securities, and provides, as to the classes of securities possessing voting power, an appropriate distribution of such power among such classes, including, in the case of any class of equity securities having a preference over another class of equity securities with respect to dividends, adequate provisions for the election of directors representing such preferred class in the event of default in the payment of such dividends, and therefore satisfies Section
1123(a)(6) of the Bankruptcy Code.
                I.   The Plan provides for the management and
governance through a Board of Directors of Reorganized Lone Star in a manner that is consistent with the interests of creditors and equity security holders and with public policy with respect to the manner of selection of any officer, director, or trustee under the
Plan and therefore the Plan satisfies the requirements of Section 1123(a)(7) of the Bankruptcy Code.
                J.   The assumption of executory contracts and
unexpired leases by the Debtors (as to which there are no defaults other than those specified on Exhibit "A" to the Plan) and the assignment of certain thereof to NewCo pursuant to Sections 365 and
1123 of the Bankruptcy Code, as provided in Article VIII of the
Plan, is a reasonable exercise of the Debtors' sound business judgment and is in the best interests of the Debtors and their
Estates, and therefore the Plan complies with Section 1123(b)(2) of the Bankruptcy Code.
                K.   The Plan complies with Section 1123(b)(3)(A)
of the Bankruptcy Code because any settlement and compromise incorporated in the Plan or set forth in this Order, including, without limitation, the settlement of the confirmation objections of the Class Action Claimants, the Equity Committee and Lacos Land Company, and the terms and provisions of any such settlement in its entirety:
                     (i)  reflects a reasonable balance of the
risks and expenses of litigation against the benefits and early resolution of the disputes;
                     (ii) falls within the range of reasonableness
for the resolution of complex litigation or litigable issues and claims;
                     (iii)  is fair and equitable and in the best
interests of the Debtors, their Estate, and all holders of Claims or Stock Interests; and
                     (iv)  and the Court holds that no additional
notice of such settlements is required under Bankruptcy Rules 9019 and 2002.
                L.   The Plan complies with all applicable
provisions of the Bankruptcy Code and, as required pursuant to Rule 3016(b) of the Federal Rules of Bankruptcy Procedure, is dated and identifies the Debtors as the proponents of the Plan, and therefore the Plan satisfies the requirements of Section 1129(a)(1) of the
Bankruptcy Code.
                M. The Debtors, as proponents of the Plan, have complied with the applicable provisions of the Bankruptcy Code, including, without limitation, Sections 1125 and 1126, and therefore the Debtors have satisfied the requirements of Section 1129(a)(2) of the Bankruptcy Code.
                N.   The Plan has been proposed in good faith and
not by any means forbidden by law, as evidenced by the totality of the circumstances surrounding the formulation of the Plan and the overwhelming acceptance of the Plan by all impaired classes, and therefore the Plan satisfies the requirements of Section 1129(a)(3)
of the Bankruptcy Code.
                O.   Any payment made or to be made by the Debtors
or any person issuing securities or acquiring property under the
Plan, for services or for costs and expenses in, or in connection with, these Chapter 11 cases, or in connection with the Plan and incident to these Chapter 11 cases, has been approved by, or will be subject to the approval of, the Court as reasonable and
therefore the Plan satisfies the requirements of Section 1129(a)(4)
of the Bankruptcy Code.
                 P.  The Debtors have disclosed the identity,
affiliation and compensation of seven individuals, including insiders, proposed to serve, after confirmation of the Plan, as a director, officer or voting trustee of the Debtors pursuant to the Statement of Officers and Directors dated February 14, 1994 (the "Statement of Officers and Directors") filed by the Debtors respecting officers and directors and the terms of their
employment, and the appointment to, or continuance in such office of each such individual is consistent with the interests of
creditors and equity security holders and with public policy, and, therefore, the Plan satisfies the requirements of Section
1129(a)(5) of the Bankruptcy Code.
                Q.   Section 1129(a)(6) is inapplicable to the Plan
since there are no rate changes provided for in the Plan for which a governmental regulatory commission will have jurisdiction over the Debtors after confirmation.
                R.   With respect to each impaired Class of Claims
and Stock Interests, (i) each holder of a Claim or Stock Interest of such Class has accepted the Plan, or will receive or retain under the Plan on account of such Claim or Stock Interest, property of a value, as of the Effective Date of the Plan, that is not less than the amount that such holder would so receive or retain if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code on such date, and (ii) if Section 1111(b)(2) of the Bankruptcy Code is applicable to the Claims of such Class, each holder of a claim of such Class will receive or retain under the Plan on account of such
Claim property of a value, as of the Effective Date of the Plan, that is not less than the value of such holder's interest in the
Estates' interest in the property that secures such claim.
Therefore, the Plan satisfies the requirements of Section
1129(a)(7) of the Bankruptcy Code.
                S.   Each Class, except Classes 7 and 9, has
accepted the Plan or is not impaired under the Plan, and thus is presumed to have accepted the Plan such that solicitation of acceptances or rejections with respect to such class has not been required pursuant to Section 1129(a)(8) of the Bankruptcy Code, and therefore the Plan satisfies the requirements of Section 1129(a)(8)
of the Bankruptcy Code except with respect to Classes 7 and 9.
                T.   The Plan provides for no distributions to
Classes 7 and 9, and therefore, Classes 7 and 9 are deemed to have rejected the Plan.
                U. The Plan satisfies the requirements of Section 1129(a)(9) of the Bankruptcy Code since, except to the extent that the holder of a particular Claim has agreed to a different
treatment of such Claim, the Plan provides that:
                     (i)  With respect to a Claim of a kind
specified in Sections 507(a)(1) or (2) of the Bankruptcy Code, as
soon as practicable after the Effective Date or upon Order of this
Court, the holder of such Claim will receive on account of such
Claim cash equal to the allowed amount of such Claim; and
                     (ii) With respect to a Claim of a kind
specified in Section 507(a)(7) of the Bankruptcy Code, the holder of such Claim will receive as soon as practicable after the
Effective Date, on account of such Claim, cash equal to the allowed amount of such Claim or deferred cash payments, over a period not exceeding six years after the date of assessment of such claim, of a value, as of the Effective Date, equal to the allowed amount of the claim.
                V.   Section 1129(a)(9)(B) of the Bankruptcy Code
is inapplicable since there are no Claims of the kind specified in Sections 507(a)(3), (4), (5), or (6) of the Bankruptcy Code.
                W.   At least one Class of Claims that is impaired
under the Plan has accepted the Plan, determined without including any acceptance of the Plan by any insider holding a Claim in such
Class, and therefore the Plan satisfies the requirements of Section 1129(a)(10) of the Bankruptcy Code.
                X. Confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or Reorganized Debtors and therefore the Plan satisfies the requirements of Section 1129(a)(11) of the
Bankruptcy Code.
                Y.   The Debtors have paid or shall pay on or prior
to the Effective Date all amounts due under 28 U.S.C. section 1930 and therefore the Plan satisfies the requirements of Section
1129(a)(12) of the Bankruptcy Code.
                Z.   The Plan provides that all retiree benefits
shall continue, at the level established or modified pursuant to
11 U.S.C. section 1114(e)(i)(B) or (g), solely to the extent, and for the period, the Debtors are contractually or legally obligated to provide such benefits. Therefore, the Plan complies with Section 1129(a)(13) of the Bankruptcy Code.
                AA.  In light of the provisions of this Order, the
Plan does not discriminate unfairly against, and is fair and equitable with respect to, any class of Claims or Stock Interests that is impaired under, and has not accepted the Plan and therefore the Plan satisfies the requirements of Section 1129(b) of the
Bankruptcy Code.
                BB.  No party in interest that is a governmental
unit has requested that the Plan not be confirmed on the grounds the principal purpose of the Plan is the avoidance of taxes or the avoidance of the application of section 5 of the Securities Act of
1933 and therefore the Plan satisfies the requirements of Section
1129(d) of the Bankruptcy Code.
                CC.  The release provisions set forth in Article VI
of the Plan:
                     (i)  are within the jurisdiction of this Court
under 28 U.S.C. Sections 1334(a), (b) and (d);
                     (ii) are each an essential means of
implementing the Plan pursuant to Section 1123(a)(5) of the
Bankruptcy Code;
                     (iii)  are integral elements of the
settlements and compromises incorporated in the Plan;
                     (iv) confer material benefits on, and thus are
in the best interests of, the Debtors' Estates; and
                     (v)  are consistent with and permitted
pursuant to Sections 105, 524, 1123, 1129 and all other applicable provisions of the Bankruptcy Code.
                DD.  Proper, timely, adequate and sufficient notice
of the Confirmation Hearing has been provided in accordance with the Disclosure Statement Approval Order and the Supplemental Order.
                EE.  The solicitation and tabulation of acceptances
was accomplished in a proper and fair manner and the Plan has been duly accepted by the creditors and interest holders whose
acceptance is required in accordance with the provisions of Section
1126 of the Bankruptcy Code.
                FF.  All transfers, issuances or exchanges of
securities by the Debtors and Reorganized Debtors are transfers under the Plan free from the imposition of taxes of the kind specified in Section 1146(c) of the Bankruptcy Code.
                GG. The modifications of the Plan pursuant to the Modification are non-material and do not adversely change the treatment of the holder of any Claim or Stock Interest who has not accepted such modifications in writing.
                HH.  The Alternative Plan has been withdrawn.
                THEREFORE, NOW, upon the motion of the Debtors and
after due deliberation, the Court hereby ORDERS, ADJUDGES AND
DECREES THAT:
                1.   The Plan shall be, and hereby is, confirmed
having met the requirements of Section 1129 of the Bankruptcy Code.
                2.   In accordance with Bankruptcy Rule 3021, the
record date for the purposes of determining those holders of
Allowed Claims and Stock Interests entitled to distributions under the Plan shall be the Effective Date.
                3.   In accordance with Section 1142 of the
Bankruptcy Code, the implementation and consummation of the Plan in accordance with its terms shall be, and hereby is, authorized and approved, and the Debtors, Reorganized Debtors or any other Person shall be, and they hereby are, authorized, empowered and directed to issue, execute, deliver, file and record any document, whether or not any such document is specifically referred to in the Plan, the Disclosure Statement, or any exhibit thereto, and to take any action necessary or appropriate to consummate the Plan in
accordance with its terms including, without limitation,
establishing the Reserve(s) contemplated by the Plan, all without further application to or order of this Court.  Without limiting the foregoing, the execution and delivery, performance, filing or recordation by the appropriate Debtor or Debtors, or Reorganized
Debtors and any other entity created or Person designated pursuant to the Plan, of each of the documents, instruments and agreements contemplated by or necessary in connection with consummation of the
Plan, including those documents substantially in the form attached as exhibits to the Disclosure Statement (the final forms of which shall be reasonably satisfactory to the Official Committee of
Unsecured Creditors (the "Creditors' Committee") and shall be filed with the Court), is hereby authorized and approved including but not limited to:  (a) the New Lone Star Charter (including the
Restated and Amended Certificate of Incorporation of Reorganized
Lone Star and the Amended By-Laws of Reorganized Lone Star); and
(b) the NewCo Charter.
                4.   In accordance with Section 1141(a) of the
Bankruptcy Code, the Plan and its provisions shall be, and hereby are, binding upon each of the Debtors, Reorganized Debtors, any
Person acquiring or receiving a property distribution under the
Plan, any lessor or lessee of property to or from the Debtors, any creditor of the Debtors and any holder of a Claim against or Stock Interest in the Debtors, whether or not the Claim or Stock Interest of such holder is impaired under the Plan and whether or not such holder (i) has filed, or is deemed to have filed, a proof of Claim or Stock Interest, or (ii) has accepted or rejected the Plan, or
(iii) will or will not receive a distribution under the Plan.
                5.   Pursuant to Section 1146(c) of the Bankruptcy
Code, neither (i) the issuance, transfer or exchange of New Lone
Star Common Stock or Reorganized Lone Star Warrants, (ii) the
creation of any mortgage, deed of trust, lien or other security interest including, without limitation, such mortgages, deeds of trust, liens or other security interests to be granted to the collateral agent to secure repayment of the Asset Proceeds Notes,
(iii) the making or assignment of any lease or sublease, nor (iv)
the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan,
including any merger agreements or agreements of consolidation, deeds, bills of sale or assignments executed in connection with any restructuring transactions consummated pursuant to this Plan, shall be subject to any stamp tax, real estate transfer tax or similar tax.
                6.   Each and every federal, state and local
governmental agency or department is hereby directed to accept, and lessors and holders of liens are directed to execute, any and all documents and instruments, necessary and appropriate to consummate the transactions contemplated by the Plan including, without limitation, documents and instruments for recording in (i) county recording offices necessary to transfer title to real estate, (ii)
county and state offices wherein financing or termination
statements under the Uniform Commercial Code are authorized to be filed and (iii) county and state offices wherein the New Lone Star Charter or other documents may need to be filed in order to effectuate the Plan.
                7. All prior orders of this Court entered in the Debtors' cases, all documents and agreements executed by the
Debtors as authorized and directed thereunder including, without limitation, (i) the settlement agreement dated as of December 12,
1991, as amended, among Lone Star, The Mitsubishi Bank Limited and
Credit Commercial de France, and (ii) the settlement agreement dated as of September 30, 1992, by and among Lone Star, Lone Star Transportation Corp., San-Vel Concrete Corporation and National
Railroad Transportation Corporation, and all motions or requests for relief by the Debtors pending before the Court as of the
Effective Date shall be, and hereby are, binding upon, and shall inure to the benefit of the Debtors, Reorganized Debtors and their respective successors and assigns.
                8.   All transactions effected by the Debtors
during the period commencing on the Filing Date and ending on the Confirmation Date and such other transactions as of the Effective
Date taken pursuant to the Plan in implementation therefor are hereby ratified.
                9.   As of the Effective Date, pursuant to Section
7.1 of the Plan, the Debtors' Estates shall be substantively consolidated for the purposes of the Plan and accordingly: (i) all Intercompany Claims by and among the Debtors and/or their non-
Debtor affiliates will be eliminated; (ii) except as otherwise provided in the Plan, all assets and all proceeds thereof and all liabilities of the Debtors will be merged or treated as though they were merged; (iii) any obligation of any Debtor, and all guarantees thereof executed by, or joint liability of, any of the Debtors will be deemed to be one obligation of the consolidated Debtors; (iv)
any Claims filed or to be filed in connection with any such
obligation guaranteed, or joint liability, will be deemed one Claim against the consolidated Debtors; (v) each and every Claim filed in the individual case of any of the Debtors will be deemed filed against the consolidated Debtors in the consolidated case; and (vi)
for purposes of determining the availability of the right of set-
off under Section 553 of the Bankruptcy Code, the Debtors shall be treated as one entity so that, subject to the other provisions of
Section 553 of the Bankruptcy Code, debts due to any of the Debtors may be set off against the debts of any of the Debtors. Except as expressly provided in the Plan, the Debtors shall continue to maintain their separate corporate existences for all purposes other than the treatment of Claims under the Plan.  This decretal
paragraph shall constitute the Substantive Consolidation Order for purposes of the Plan.
                10.  Pursuant to Section 303 of the Delaware
General Corporation Law, all terms of this Plan, and all documents which are contemplated to be executed in connection with the Plan including, without limitation, the documents which are annexed as exhibits to the Disclosure Statement, may be put into effect and carried out, without further action by the directors or
shareholders of the Debtors or Reorganized Lone Star, who shall be deemed to have unanimously approved the Plan and all agreements and transactions provided for or contemplated therein. From and after the Effective Date, the Chairman of the Board, Vice Chairman of the Board, President, any Executive Vice President, Senior Vice
President or Vice President of Reorganized Lone Star shall be authorized to execute, deliver, file or record such contracts, instruments, releases, indentures and other agreements or documents and take such actions as may be necessary or appropriate to
effectuate and further evidence the terms and conditions of the
Plan. The Secretary or any Assistant Secretary of Lone Star or Reorganized Lone Star shall be authorized to certify or attest to any of the foregoing actions.  Reorganized Lone Star shall be, and hereby is, authorized to issue the New Lone Star Common Stock
Reorganized Lone Star Warrants and any other Securities which are to be issued in connection with the Plan.
                11.  The board of directors of Reorganized Lone
Star as set forth in the Statement of Officers and Directors shall become effective as of the Confirmation Date.
                12. In the event the Debtors determine that in connection with the Plan a merger, dissolution or other similar corporate restructuring of the Debtors and any Subsidiaries of the Debtors is appropriate or desirable, the Debtors are authorized to execute, enter into and file in accordance with the relevant provisions of applicable state and foreign law, such certificates of amendment, change, alteration, liquidation or dissolution, or any agreement of merger or consolidation that may be required to effect such corporate restructuring including, without limitation, the Reorganized Lone Star Charter.
                13.  Lone Star and such Subsidiaries that are not
merged into Lone Star or dissolved prior to the Effective Date shall continue to exist after the Effective Date, each as a
separate corporate entity with all of the powers of a corporation under applicable law, and without prejudice to any right to alter or terminate its existence.
                14. Except as provided in the Plan or any other contract, instrument, release, indenture or other agreement entered into in connection with the Plan, in accordance with Section
1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce any claims, rights and causes of action that the Debtors or their Estates may hold against any entity, and the Reorganized Debtors or their successors may pursue such retained claims, rights or causes of action, as appropriate, in accordance with the best interests of the Reorganized Debtors.
                15.  On and after the Effective Date, the
Reorganized Debtors may operate their businesses and may use, acquire and dispose of property and compromise or settle any post-Effective Date claims or interests without supervision or approval by the Bankruptcy Court and free of any restrictions of the
Bankruptcy Code or Bankruptcy Rules, other than restrictions expressly imposed by the Plan or this Confirmation Order.
                16.  The exemption from the requirements of Section
5 of the Securities Act of 1933, 15 U.S.C. Section 77e, and any state or local law requiring registration for the offer or sale of a security provided for in Section 1145 of the Bankruptcy Code shall apply to the New Lone Star Common Stock and other Securities issued under the Plan.
                17.  Shares of New Lone Star Common Stock to be
disbursed to holders of Allowed Claims shall not be issued and outstanding until actually disbursed by the Disbursing Agent to the holders of such Allowed Claims entitled thereto, and shall not be entitled to vote in any election of directors of Reorganized Lone
Star, or any other matter requiring the vote of shareholders, until such time as the New Lone Star Common Stock has actually been distributed to the holders of the Allowed Claims.  In addition, a holder of a Disputed Claim shall not be entitled to vote in any election of directors of Reorganized Lone Star, or any other matter requiring the vote of shareholders until such time as the Disputed
Claim has become an Allowed Claim and the holder of such Allowed
Claim has received its distribution and become a shareholder of record of Reorganized Lone Star.
                18.  The Debtors, or their authorized agent, shall
be, and hereby are, authorized and directed to make all
distributions required under the Plan (i) to the holders of Allowed Claims and Stock Interests and (ii) thereafter, subject to such other and further orders of this Court, to the extent Disputed
Claims or Disputed Interests become Allowed, to the holders of such Allowed Claims or Stock Interests.
                19.  Except as otherwise provided in Article VII of
the Plan, distributions to be made on the Effective Date, or as promptly thereafter as practicable, on account of Claims or
interests that are allowed as of the Effective Date shall be made as of the Effective Date. New Lone Star Common Stock and other Securities to be issued and distributed pursuant to the Plan shall be issued as of the Effective Date regardless of the date on which the New Lone Star Common Stock or such other Securities are
actually distributed.
                20.  Nothing contained in the Plan shall constitute
a waiver or release by the Debtors or Reorganized Debtors of any rights of set-off or recoupment the Debtors may have against any holder.
                21.  Except as otherwise provided by the Plan or in
this Order, the Reorganized Debtors shall be, and hereby are, discharged of all of the Debtors' liabilities, and, upon the
Effective Date, title to all properties and assets of the Debtors dealt with by the Plan shall pass to the Reorganized Debtors, free and clear of all Claims and interests, including all liens or other encumbrances of any kind or nature, of or asserted, or which could have been asserted, by any and all creditors and equity security holders of the Debtors.
                22.  Except as otherwise expressly provided in
Section 1141 of the Bankruptcy Code, the Plan or in this Order, the distributions made pursuant to the Plan will be in full and final satisfaction, settlement, release and discharge as against the
Debtors, of any debt that arose before the Confirmation Date and any debt of a kind specified in Section 502(g), 502(h) or 502(i) of the Bankruptcy Code and all Claims and interests of any nature including, without limitation, any interest accrued thereon from and after the Filing Date, whether or not (i) a proof of Claim or interest based on such debt, obligation or equity interest is filed or deemed filed under Section 501 of the Bankruptcy Code, (ii) such
Claim or interest is allowed under Section 502 of the Bankruptcy
Code or (iii) the holder of such Allowed Claim or Interest has accepted the Plan.  Therefore, except as otherwise provided herein, upon the Effective Date, all Claimants holding claims against the Debtors, and holders of interests in the Debtors shall be precluded from asserting against the Debtors or Reorganized Debtors, or any of their assets or properties, any other or further Claims or interests based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Effective
Date, and this Order shall permanently enjoin all said Claimants and holders of equity interests, their successors and assigns, from enforcing or seeking to enforce any such Claims or equity interests.
                23.  Except as provided in the Plan or in this
Order, on the Effective Date, in consideration for past and future services, and other valuable consideration, all of the Debtors'
present and former officers, directors, agents, employees,
Professionals and counsel, and the Committees, and their respective members, agents, Professionals, and counsel (collectively, the
"Released Parties") shall be deemed discharged and released from any and all claims asserted or assertable by any Person arising in any way out of such Person's relationship with or work performed for the Debtors on or prior to the Effective Date; provided, however, that (i) the foregoing discharge and release shall only apply to those claims for which the Released Parties are entitled to indemnification by the Debtors pursuant to applicable laws or as provided in any of (a) Lone Star's Restated Certificate of
Incorporation in effect prior to or as of the date hereof, Lone
Star's by-laws in effect prior to the date hereof, (c) any
agreement with Lone Star, or (d) the certificates of incorporation, by-laws or similar documents or agreements of any of Lone Star's subsidiaries as in effect prior to or as of the date hereof, in each case with respect to matters occurring on or prior to the
Effective Date, and (ii) the foregoing discharge and release shall not apply to (a) any individuals to the extent such individuals were not members of the Debtors' Board of Directors as of February
16, 1994 or entities which have been released prior to the
Effective Date by order of the Bankruptcy Court and as to such individuals or entities, the terms of their respective releases shall govern, (b) any individuals or entities which are the subject of a proceeding to recover property or money commenced by the
Debtors prior to the Effective Date, (c) any claims asserted or assertable by or against any of the Debtors' present or former officers or directors in the following litigations pending in the
United States District Court for the District of Connecticut: (1)
Cohn v. Lone Star Industries, Inc., et al., Civ. No. B-89-617
(JAC), and (2) Garbarino, et ano v. Stewart, et al., Civ. No. B-90-
631 (JAC), or (d) any claims asserted or assertable by the United
States of America or its agencies in connection with the Debtors and their operations on or prior to the Effective Date.
                24.  Except as otherwise provided in the Plan or in
this Order, or in any contract, instrument, indenture or other agreement or document created in connection with the Plan, on the Effective Date, all mortgages, deeds of trust, liens or other security interest against the property of the Estates will be released, and all the right, title and interest of any holder of such mortgages, deeds of trust, liens or other security interests shall revert to Reorganized Lone Star and its successors and assigns.
                25.  Upon full satisfaction of an Allowed Secured
Claim pursuant to Section 5.1 of the Plan, all liens respecting such Claim shall be deemed extinguished and of no further force and effect.
                26.  All Persons holding Claims or Stock Interests
which are dealt with under the Plan shall be, and they hereby are, directed to execute, deliver, file or record any document, and to take any action necessary to implement, effectuate and consummate the Plan in accordance with its terms and all such Persons shall be bound by the terms and provisions of all documents to be executed by them in connection with the Plan, whether or not such documents actually have been executed by such Persons.
                27.  Except as provided in the Plan or in this
Order, as of the Confirmation Date, all Persons that have held, currently hold or may have asserted a Claim or other debt or liability or other right of a holder of a Stock Interest that is released or terminated pursuant to the terms of the Plan are permanently enjoined from taking any of the following actions on account of such released Claims, debts or liabilities:  (i)
commencing or continuing, in any manner or in any place, any action or other proceeding; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order;
(iii) creating, perfecting or enforcing any lien or encumbrance;
(iv) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to any such releasing entity; and (v) commencing or continuing any action, any manner or in any place, that does not comply with or is
inconsistent with the provisions of the Plan.
                28.  Reorganized Lone Star shall assume, to the
extent such obligations have not been rejected prior to
Confirmation, all obligations relating to indemnification and exculpation of Lone Star and its subsidiaries and affiliates, and respective present or former directors, officers, employees, fiduciaries, agents or controlling persons as arise under
applicable laws or as provided in any of (a) Lone Star's restated certificate of incorporation in effect prior to or as of the date hereof, (b) Lone Star's by-laws in effect prior to or as of the date hereof, (c) any agreement with Lone Star, or (d) the
certificates of incorporation, bylaws or similar documents or agreements of any of Lone Star's subsidiaries as in effect prior to or as of the date hereof, in each case with respect to matters occurring on or prior to the Effective Date.
                29.  Any and all executory contracts and unexpired
leases of the Debtors not expressly rejected and disaffirmed prior to the Confirmation Date, or that are not as of the Confirmation
Date the subject of pending applications to reject and disaffirm, shall be deemed assumed by the Debtors; provided, however, that the entry of this Order shall be deemed to be a rejection of all then outstanding unexercised stock options.
                30.  This Court hereby retains jurisdiction of
these Chapter 11 Cases pursuant to and for the purposes of (i)
Article X of the Plan, (ii) Titles 11 and 28 of the United States
Code and (iii) such other purposes as may be necessary or useful to aid in the confirmation and consummation of the Plan and its implementation. Except as may have been expressly provided in prior orders of the Court, notwithstanding anything in the Plan to the contrary, the Court shall retain sole and exclusive juris-
diction to determine any dispute or cause of action arising under any agreement or arrangement approved by the Court providing for a sale, transfer or assignment of assets of any of the Debtors, and to determine the scope, extent and applicability of all compromises and releases under the Plan or this Order.
                31.  Following the Effective Date, Reorganized Lone
Star shall be, and it hereby is, ordered and appointed to represent the Debtors' Estates, assume the Debtors' authority in respect thereof and complete the Debtors' responsibilities in regard to matters in relation to the cases including, inter alia, with respect to objection to Claims, post-confirmation notices, reports and the final report and decree in accordance with Bankruptcy Rule
3022 and Local Rule 58 and Reorganized Lone Star shall select its own counsel and advisors with respect to the foregoing.
                32A. Notwithstanding anything to the contrary
contained in the Plan, the claims (collectively, the "Class
Claims") filed by or on behalf of Maurice Cohn on behalf of himself and all other claimants within his class (the "Cohn Action Claims")
and by or on behalf of Andrew Garbarino and Madeline Garbarino on behalf of themselves and all others within their class (the
"Garbarino Class Action Claim"), in or related to their capacities as lead plaintiffs in two consolidated actions in the United States District Court for the District of Connecticut, captioned Cohn v.
Lone Star Industries, Inc. et al. (now captioned Maurice Cohn against James E. Stewart Class No. B-84-617 (JAC), and Garbarino et
ano v. Stewart et al. v. Stewart et al. (now captioned Andrew
Garbarino et ano against James E. Stewart (Case No. B-90-631
(JAC)), shall be fixed and allowed as Class 4B unsecured claims as follows:
           Cohn Class Action Claim:           $1,875,000.00
           Garbarino Class Action Claim:      $  625,000.00
                B. A further order of this Court will be entered to further memorialize the restitution and settlement of the objection filed by the Class Action Claimants as provided for herein and as set forth on the record of the hearing held before this Court on February 17, 1994.
                33. Prior to the Effective Date, each proof of claim filed in these cases by Stresscon, Adelaide Brighton Cement (Hawaii), Inc., RMC LONESTAR, Hawaiian Cement, Lone Star Northwest,
Inc., and Rocla Concrete Tie Inc. (collectively, the "Joint
Ventures") shall either be (i) allowed, or (ii) subject to the reserve created in accordance with Section 6.8 of the Plan. In accordance with the Plan, the amount to be reserved will either be agreed to by the parties or will be determined by this Court. Notwithstanding anything herein to the contrary, confirmation of the Plan shall not affect the rights of any Joint Venture or Joint Venture partner to assert any cause of action, legal theory or defense in connection with their proof of claim or any issues relating to insurance wherein a Joint Venture or Joint Venture partner was provided insurance directly or indirectly through or by Lone Star, or the establishment of the reserve amount for such claim. The Debtors reserve their rights to dispute or defend any such assertion of a cause of action, legal theory or defense on any ground.
                34.  Notice of entry of this Order and the
Effective Date of the Plan, substantially in the form annexed hereto as Exhibit "A" (which is hereby approved in its entirety), shall be, and hereby is, deemed sufficient (a) if served by first class mail within 20 days from the Effective Date upon (i) all persons having filed a notice of appearance herein (ii) all holders of Allowed Claims and (b) if published once within 20 days from the Effective Date in the national editions of The New York Times and The Wall Street Journal.
                35. The Debtors are hereby authorized and directed to reimburse Hellman & Friedman Capital Partners II, L.P.
("HFCPII") and Lacos Land Company for their reasonable documented fees and expenses incurred in connection with these Chapter 11 cases, without further order of this Court, in the respective amounts of $400,000 and $200,000; provided, however, that reimbursement to HFCPII shall only be made upon HFCPII's submission of invoices to the Debtors, the Creditors' Committee, the Retiree Committee and the Equity Committee evidencing its incurrence of fees and expenses in at least the amount set forth above.
                36. The occurrence of the Effective Date shall be conditioned upon the entry of a final order approving the settlement with the Pension Benefit Guaranty Corporation.
                37.  In light of the Modification and the
statements made on the record of the Confirmation Hearing, the Debtors shall be deemed to have complied with Local Bankruptcy Rule 57(b).
                38. The Debtors shall submit to this Court a separate scheduling order with respect to final Professional Fee applications.

Dated:     New York, New York
           February 17, 1994


                               /s/ Tina L. Brozman
                           UNITED STATES BANKRUPTCY JUDGE